Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mary A. Chaput Executive Vice President and Chief Financial Officer (615) 665-1122

AMERICAN HEALTHWAYS EXCEEDS FOURTH-QUARTER AND
FISCAL 2005 EARNINGS GUIDANCE

Fiscal 2005 Revenues Increase 27% with Guidance for 32% to 38% Growth for Fiscal 2006

Lives under Management Expand to 1.9 Million

NASHVILLE, Tenn. (Oct. 11, 2005) – Ben R. Leedle, Jr., president and chief executive officer of American Healthways, Inc. (NASDAQ: AMHC), today announced financial results for the fourth quarter and year ended August 31, 2005. For the quarter, revenues increased 22% to $87,624,000 from $71,855,000 for the fourth quarter of fiscal 2004. Net income was $8,344,000, or $0.23 per diluted share, for the fourth quarter of fiscal 2005, including the impact of costs of $0.08 per diluted share associated with preparation and initial operation of the Medicare Health Support (“MHS”) pilots. Excluding the impact of the MHS pilots, the Company’s net income per diluted share for the fourth quarter of fiscal 2005 was $0.31. Net income for the fourth quarter of fiscal 2004 was $9,293,000, or $0.27 per diluted share. See pages 9-10 for a reconciliation of GAAP and non-GAAP results.

        Revenues for fiscal 2005 rose 27% to $312,504,000 from $245,410,000 for fiscal 2004. Net income increased 27% to $33,084,000 for fiscal 2005 from $26,058,000 for fiscal 2004, while net income per diluted share increased 24% to $0.93 from $0.75. Results for fiscal 2005 included costs of $0.10 per diluted share associated with preparation and initial operation of the MHS pilots. Results for fiscal 2004 included the impact of incentive bonus revenues of $0.04 per diluted share. Excluding the impact of the MHS pilots and incentive bonus revenues, net income per diluted share for fiscal 2005 increased 45% to $1.03 from $0.71 for fiscal 2004. See pages 9-10 for a reconciliation of GAAP and non-GAAP results.

        Leedle commented, “American Healthways’ operating and financial performance for the fourth quarter of fiscal 2005, which resulted in earnings for the quarter and full year above our guidance, is clear evidence of the continuing growth opportunities in our industry, the Company’s proven ability to capture increased market share and the substantial momentum driving our business today.”

        Additional highlights of the Company’s performance for fourth-quarter and full-year fiscal 2005 include:

o	26 New, Extended or Expanded Health Plan Contracts for Fiscal 2005 – With the addition of six signings during the fourth quarter, the Company achieved 26 new, extended or expanded health plan contracts for fiscal 2005. Eight of these contracts were with new health plan customers, including three signed during the fourth quarter. Details of fourth-quarter contracts include:

o	a new two-year contract with Alameda Alliance, bringing the Company’s StatusOne high-risk management program to a specific group of beneficiaries of Alameda Alliance’s managed Medicaid program, who are at highest risk for imminent acute and high-cost health episodes;

o	a new five-year contract with Scott & White Health Plan to provide the Company’s disease management programs for five chronic diseases to a segment of its fully insured population, with the potential to expand the programs to the whole population; and

o	a new three-year agreement with Premera Blue Cross to deliver customized disease management solutions to its fully insured and self-insured employer groups and individual members.

In addition to these contracts signed with new health plans, during the fourth quarter the Company also executed a second contract expansion with Tufts Health Plan, through a five-year agreement to offer the Company’s full suite of services to the plan’s self-insured employer groups, which represent more than 250,000 lives; announced the early renewal and three-year extension of its contract with Memorial Medical Center; and finalized its contract as a sub-contractor to CIGNA under CIGNA’s MHS agreement.

o	41% Growth in Actual Lives Under Management – The Company added a net 548,000 lives to actual lives under management during fiscal 2005, completing the fiscal year with 1,883,000 lives under management, up 41% from 1,335,000 at the end of fiscal 2004. Lives under management increased by 250,000, or 15%, sequentially from the end of the third quarter of fiscal 2005.

o	78% Growth in Self-Insured Employer Lives – American Healthways continued the rapid expansion of its self-insured employer lives on behalf of its health plan customers, adding 280,000 lives to complete fiscal 2005 with 641,000 self-insured employer lives under management, up 78% from 361,000 at the end of fiscal 2004. The Company also produced 14% sequential-quarter growth in these lives from 562,000 at the end of the third quarter of fiscal 2005. At August 31, 2005, the Company had contracts with 372 specifically identifiable employers, a 93% increase from the 193 employer contracts at the end of fiscal 2004.

o	Year-End Fiscal 2005 Backlog of $33 Million – The Company’s estimated annualized revenues in backlog of contracts signed but not yet initiated were $32,578,000 at the end of fiscal 2005 compared with $15,200,000 at the end of fiscal 2004. Approximately $11 million of the backlog at the end of fiscal 2005 related to the finalization of the cooperative agreement between CIGNA and CMS concerning the Georgia MHS pilot. The Company’s backlog was $45,191,000 at the end of the third quarter of fiscal 2005, approximately $20 million of which related to the MHS pilot for Maryland and the District of Columbia, which went live in the fourth quarter.

o	Substantial Cash Flow and Strengthened Financial Position – Cash flow from operations was $29,529,000 for the fourth quarter and $75,205,000 for fiscal 2005, a 41% increase over fiscal 2004. In addition to capital expenditures of approximately $16 million for fiscal 2005, the Company used its cash flow to acquire assets such as Health IQ Diagnostics and the Savard Systems, strengthen its financial position primarily by paying off all its bank debt and increase its cash and cash equivalents to $63,467,000 at year end. Stockholders’ equity at the end of fiscal 2005 was $206,930,000.

o	Launch of Maryland and District of Columbia MHS Pilot – The Company and CMS launched the first MHS pilot on schedule, August 1st, which will provide 20,000 area Medicare beneficiaries services for diabetes and congestive heart failure (“CHF”). Since the August 1, 2005, launch of the pilot, the Company has engaged 65% to 70% of the targeted population, ahead of the Company’s expectations.

o	Finalization and Post-Quarter Launch of CIGNA MHS Pilot – On August 29, 2005, CIGNA Health Support and CMS announced an agreement to begin the Georgia MHS pilot in September 2005, under which the Company will participate as a subcontractor to CIGNA. The pilot, which launched on schedule, provides diabetes and CHF health support services for 20,000 Medicare beneficiaries in Georgia.

Multi-Channel Distribution of Whole Population Health and Care Support Solutions

        “Looking forward,” Leedle continued, “we anticipate continued profitable growth in fiscal 2006 through ongoing gains in commercial market share, as we further leverage opportunities with existing health plans, add new health plans and expand the types of diseases and conditions our solutions address. We are also building new channels of potentially substantial growth through both our participation in our MHS pilots and through increased investment in pursuit of international opportunities.

        “In addition, we have continued to identify, pursue and integrate expanded capabilities to further improve outcomes of quality and cost in healthcare. As a result, the Company’s offerings have evolved from care enhancement for people with acute, long term and chronic conditions, to proprietary, proactive health support for whole populations, including next generation wellness solutions.

        “We also plan to concurrently drive growth through new strategic initiatives designed to raise the standards for outcomes in health and care support programs through providing an increased level of integration, specificity and actionable engagement. Through these initiatives, we are again playing a pivotal role as a leading industry innovator in driving the evolution of health and care support solutions beyond disease management. These new solutions will be predicated on an increasing demand for effective and meaningful integration of health data and information from pharmacy, lab and other elements of the care management spectrum. Successfully integrating these care components and data sources will enable more comprehensive and informed intervention processes that will be more sensitive and specific to individual consumers, will engage more people and will, in turn, result in better outcomes than ever before possible.

        “While we are projecting continued profitable growth from our well established solutions in concert with health plans, we also expect that all of our capabilities will be attractive to employers, our own government and also international communities. We remain confident that the level of our success in the market today, and the vision and innovation that direct our efforts toward the future, will continue to clearly and favorably differentiate American Healthways in its existing and emerging markets. We believe our opportunities for continuing substantial profitable growth are consistent with the great and growing worldwide need for solutions that measurably improve the quality, and thereby, reduce the cost, of health care.”

Financial Guidance

        American Healthways today established its financial guidance for fiscal 2006. The Company’s guidance for revenues for fiscal 2006 is in a range of $412 million to $432 million. The MHS pilots are expected to account for $22 million to $25 million of these revenues, with the remainder produced by the Company’s core commercial business. The Company’s guidance does not include any revenues from international sources for fiscal 2006.

        The Company’s guidance for net income per diluted share for fiscal 2006 is in a range of $1.10 to $1.14. This earnings guidance includes the expected impact of the Company’s long-term incentive (“LTI”) program of $0.24 per diluted share, $0.21 of which relates to the adoption of Statement of Financial Accounting Standards No. 123(R) and $0.03 of which relates to cash incentive awards expected to be granted in lieu of previously utilized stock option incentives. Excluding these costs, the Company’s guidance for net income per diluted share for fiscal 2006 is in a range of $1.34 to $1.38.

        The Company continues to expect the MHS pilots to be accretive to its earnings per share for fiscal 2006, both for the 12 months comprising fiscal 2006 and cumulatively, including the expenses recorded in the second half of fiscal 2005 associated with preparation and initial operation of the pilots. As a result, the Company’s earnings guidance for fiscal 2006 includes net income of $0.10 to $0.11 per diluted share from the MHS pilots. In addition, the Company’s earnings guidance for fiscal 2006 includes the costs of anticipated investment in international initiatives totaling $0.05 to $0.06 per diluted share. The Company’s core commercial business, excluding long-term incentive program costs, is expected to produce net income per diluted share in a range of $1.29 to $1.33 for fiscal 2006.

        The Company also established its guidance for net income per diluted share for the first quarter of fiscal 2006 in a range of $0.17 to $0.18. Excluding the anticipated impact of $0.06 from the Company’s LTI program, the Company’s guidance for first-quarter net income per diluted share is in a range of $0.23 to $0.24. The Company’s first quarter earnings guidance also includes (i) a $0.06 impact related to the anticipated expenses of the MHS pilots; and (ii) a $0.01 expense related to anticipated international investment. The Company’s core commercial business, excluding long-term incentive program costs, is expected to produce net income per diluted share in a range of $0.30 to $0.31 for the first quarter of fiscal 2006.

COMPARISON OF FISCAL 2006 EPS GUIDANCE TO FISCAL 2005
AND COMPONENTS OF Q1 FISCAL 2006 GUIDANCE
(See pages 9-10 for a reconciliation of GAAP and non-GAAP results)

	Twelve Months
	Ending Aug. 31, 2006 (Guidance)	Ended Aug. 31, 2005		% Change	Three Months Ending Nov. 30, 2005 (Guidance)
Core commercial	$1.29 - 1.33	$1.03		25 - 29%	$0.30 - 0.31
MHS	0.10 - 0.11	(0.10)		-	(0.06)
International	(0.05 - 0.06)	-		-	(0.01)

Total before LTI	1.34 - 1.38	0.93	(1)	44 - 48%	0.23 - 0.24
LTI	(0.24)	(0.18	)(2)	-	(0.06)

Total after LTI	$1.10 - 1.14 (1)	$0.75		47 - 52%	$0.17 - 0.18 (1)

(1)     EPS, GAAP basis.

(2)     Represents the net pro forma impact of equity-based compensation for fiscal 2005.

Conference Call

        American Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.americanhealthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719/457-0820, code 4242632, and the replay will also be available on the Company’s Web site for the next 12 months. Any material information disclosed on the quarterly conference call that has not been previously disclosed publicly will be available on the Company’s website at www.americanhealthways.com.

Safe Harbor Provisions

        This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that these statements may be affected by the important factors, among others, set forth below, and consequently, actual operations and results may differ materially from those expressed in these forward-looking statements. The important factors include: the timing and costs of implementation, and the effect, of regulations and interpretations relating to the Medicare Prescription Drug, Improvement, and Modernization Act of 2003; the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of its health plan contracts and/or its cooperative agreement with CMS ahead of data collection and reconciliation in order to provide forward-looking guidance; the Company’s ability to anticipate the rate of market acceptance of disease management solutions and the individual market dynamics in potential international markets and the ability of the Company to accurately forecast the costs necessary to implement the Company’s strategy of establishing a presence in these markets; the Company’s ability to sign and implement new contracts for disease management and care enhancement services; the risks associated with a significant concentration of the Company’s revenues with a limited number of customers; the Company’s ability to effect cost savings and clinical outcomes improvements under disease management and care enhancement contracts and reach mutual agreement with customers and/or CMS with respect to cost savings, or to effect such savings and improvements within the time frames contemplated by the Company; the ability of the Company to collect contractually earned performance incentive bonuses; the ability of the Company’s customers and/or CMS to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance under the terms of its health plan contracts; the Company’s ability to favorably resolve contract billing and interpretation issues with its customers; the Company’s ability to integrate the operations of Health IQ Diagnostics and other acquired businesses or technologies into the Company’s business; the ability of the Company to develop new products and deliver outcomes on those products; the ability of the Company to effectively integrate new technologies and approaches, such as those encompassed in its care enhancement initiatives or otherwise licensed or acquired by the Company, into the Company’s care enhancement platform; the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations; the ability of the Company to implement its care enhancement strategy within expected cost estimates; the ability of the Company to obtain adequate financing to provide the capital that may be necessary to support the growth of the Company’s operations and to support or guarantee the Company’s performance under new contracts; unusual and unforeseen patterns of health care utilization by individuals with diabetes, cardiac, respiratory and/or other diseases or conditions for which the Company provides services, in the health plans with which the Company has executed a disease management contract; the ability of the health plans to maintain the number of covered lives enrolled in the plans during the terms of the agreements between the health plans and the Company; the Company’s ability to attract and/or retain and effectively manage the employees required to implement its agreements; the impact of litigation involving the Company and/or its subsidiaries; the impact of future state and federal health care and other applicable legislation and regulations on the ability of the Company to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; the Company’s ability to have its internal controls positively attested to by its independent auditors as required by Section 404 of the Sarbanes-Oxley Act of 2002; current geopolitical turmoil and the continuing threat of domestic or international terrorism; general worldwide and domestic economic conditions and stock market volatility; and other risks detailed in the Company’s annual, quarterly, or other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements.

Company Profile

        American Healthways, Inc. is the nation’s leading and largest provider of specialized, comprehensive disease management, care enhancement and high-risk health management services proven to improve the quality of health care and lower costs. As of August 31, 2005, the Company had 1,883,000 actual lives under management nationwide. For more information visit www.americanhealthways.com.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended August 31,		Twelve Months Ended August 31,
	2005	2004	2005	2004
Revenues	$87,624	$71,855	$312,504	$245,410
Cost of services	60,218	43,885	205,253	156,462

Gross margin	27,406	27,970	107,251	88,948
Selling, general & administrative expenses	7,822	6,680	28,418	23,686
Depreciation and amortization	5,563	5,096	22,408	18,450
Interest	228	833	1,630	3,509

Income before income taxes	13,793	15,361	54,795	43,303
Income tax expense	5,449	6,068	21,711	17,245

Net income	$8,344	$9,293	$33,084	$26,058

Basic income per share:	$0.25	$0.28	$1.00	$0.81

Diluted income per share:	$0.23	$0.27	$0.93	$0.75

Weighted average common shares
and equivalents:
Basic	33,742	32,776	33,241	32,264
Diluted	36,163	34,943	35,691	34,632

American Healthways, Inc.
Statistical Information
(Dollars in thousands)
(Unaudited)
	August 31, 2005	August 31, 2004
Operating Statistics
Actual lives under
management at end of period	1,883,000	1,335,000
Annualized revenue in backlog	$32,578	$15,200

American Healthways, Inc.
Reconciliations of Non-GAAP Measures to GAAP Measures
(In thousands, except per share data)
(Unaudited)

Reconciliations of Core Commercial Diluted Earnings Per Share Excluding Incentive Bonus Revenues to
Diluted Earnings Per Share (EPS), GAAP Basis

	Three Months Ended August 31,
	2005	2004	% Change
Core commercial EPS excluding incentive bonus revenues(1)	$0.31	$0.27	15%
Less: EPS attributable to MHS pilots(2)	(0.08)	--
EPS attributable to incentive bonus revenues	--	--

EPS, GAAP basis	$0.23	$0.27

	Twelve Months Ended August 31,
	2005	2004	% Change
Core commercial EPS excluding incentive bonus revenues(1)	$1.03	$0.71	45%
Less: EPS attributable to MHS pilots(2)	(0.10)	--
EPS attributable to incentive bonus revenues	--	0.04

EPS, GAAP basis	$0.93	$0.75

(1) Core commercial EPS excluding incentive bonus revenues is a non-GAAP financial measure. The Company excludes MHS pilots and international initiatives from this measure and relies on core commercial EPS because of its comparability to the Company's historical operations. The Company excludes incentive bonus revenues from this measure primarily because of their unpredictability and relies on revenues excluding incentive bonus revenues as a primary measure to review and assess the ongoing operating performance of contracts. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. You should not consider core commercial EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(2) EPS attributable to MHS pilots includes costs associated with the preparation and initial operation of the Medicare Health Support (MHS) pilots in Maryland and the District of Columbia and in Georgia.

Reconciliation of Revenues Excluding Incentive Bonus Revenues to
Revenues, GAAP Basis

	Twelve Months Ended August 31,
	2005	2004	% Change
Revenues excluding incentive bonus revenues(3)	312,338	242,958	29%
Incentive bonus revenues	166	2,452

Revenues, GAAP basis	312,504	245,410

(3) Revenues excluding incentive bonus revenues is a non-GAAP financial measure. The Company excludes incentive bonus revenues from this measure primarily because of their unpredictability and relies on revenues excluding incentive bonus revenues as a primary measure to review and assess the ongoing operating performance of contracts. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management. You should not consider revenues excluding incentive bonus revenues in isolation or as a substitute for revenues determined in accordance with accounting principles generally accepted in the United States.

American Healthways, Inc.
Reconciliations of Non-GAAP Measures to GAAP Measures
(In thousands, except per share data)
(Unaudited)

Reconciliation of Pro Forma Diluted Earnings Per Share to
Diluted Earnings Per Share (EPS), GAAP Basis

Twelve Months Ended
August 31, 2005
Pro forma EPS(4)	$0.75
EPS attributable to net pro forma effect of equity-based compensation(5)	0.18

EPS, GAAP basis	$0.93

(4) Pro forma EPS is a non-GAAP financial measure. The Company excludes the net pro forma effect of equity-based compensation from this measure and provides pro forma EPS because of its comparability to the Company’s fiscal 2006 EPS guidance. The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management. You should not consider pro forma EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(5) EPS attributable to net pro forma impact of equity-based compensation includes the net effect on earnings per share as if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 to equity-based employee compensation.

Reconciliation of Diluted Earnings Per Share Guidance Excluding Long-Term Incentive Program Costs to
Diluted Earnings Per Share (EPS) Guidance, GAAP Basis

	Three Months Ended	Twelve Months Ended
	November 30, 2005	August 31, 2006
EPS guidance excluding long-term incentive program costs(6)	$0.23 - $0.24	$1.34 - $1.38
Less: EPS guidance attributable to long-term incentive program costs(7)	(0.06)	(0.24)

EPS guidance, GAAP basis	$0.17 - $0.18	$1.10 - $1.14

(6) EPS guidance excluding long-term incentive program costs is a non-GAAP financial measure. The Company excludes the costs of its long-term incentive program from this measure and provides EPS guidance excluding long-term incentive program costs because of its comparability to the Company's historical financial statements. The Company believes it is useful to investors to provide disclosures of its guidance on the same basis as that used by management. You should not consider EPS guidance excluding long-term incentive program costs in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(7)  EPS guidance attributable to long-term incentive program costs includes costs of equity-based awards to be expensed under SFAS No. 123(R) beginning on September 1, 2005 and cash-based awards expected to be issued in lieu of equity-based awards that were historically granted to certain levels of management. These cash-based awards are a result of changes in the design of the Company’s long-term incentive program in preparation for adopting SFAS No. 123(R).

Reconciliation of Core Commercial Diluted Earnings Per Share Guidance Excluding Long-Term Incentive Program Costs to
Diluted Earnings Per Share (EPS) Guidance, GAAP Basis

	Three Months Ended	Twelve Months Ended
	November 30, 2005	August 31, 2006
Core commercial EPS guidance excluding long-term incentive program costs(8)	$0.30 - $0.31	$1.29 - $1.33
EPS guidance attributable to MHS pilots(9)	(0.06)	0.10 - 0.11
Less: EPS guidance attributable to international initiatives(10)	(0.01)	(0.05 - 0.06)
Less: EPS guidance attributable to long-term incentive program costs(7)	(0.06)	(0.24)

EPS guidance, GAAP basis	$0.17 - $0.18	$1.10 - $1.14

(7) EPS guidance attributable to long-term incentive program costs includes costs of equity-based awards to be expensed under SFAS No. 123(R) beginning on September 1, 2005 and cash-based awards expected to be issued in lieu of equity-based awards that were historically granted to certain levels of management. These cash-based awards are a result of changes in the design of the Company's long-term incentive program in preparation for adopting SFAS No. 123(R).

(8) Core commercial EPS guidance excluding long-term incentive program costs is a non-GAAP financial measure. The Company excludes MHS pilots, international initiatives, and costs of the long-term incentive program from this measure and relies on core commercial EPS guidance excluding long-term incentive program costs because of its comparability to the Company's historical operations and financial statements. The Company believes it is useful to investors to provide disclosures of its guidance on the same basis as that used by management. You should not consider core commercial EPS guidance excluding long-term incentive program costs in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(9) EPS guidance attributable to MHS pilots includes revenues and costs associated with the operation of the MHS pilots in Maryland and the District of Columbia and in Georgia.

(10) EPS guidance attributable to international initiatives includes costs of anticipated investment in international initiatives.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)
	August 31, 2005	August 31, 2004 (1)
Assets
Current assets:
Cash and cash equivalents	$63,467	$45,147
Restricted cash	3,811	1,524
Investments	--	7,040
Accounts receivable, net
Billed	39,539	33,235
Unbilled	1,158	866
Other current assets	5,681	6,502
Deferred tax asset	3,305	2,248

Total current assets	116,961	96,562
Property and equipment
Leasehold improvements	12,836	10,067
Computer equipment and related software	61,772	53,379
Furniture and office equipment	16,294	14,514

	90,902	77,960
Less accumulated depreciation	(51,114)	(36,957)

Net property and equipment	39,788	41,003
Other assets	2,065	2,456
Intangible assets, net	16,120	19,854
Goodwill, net	96,020	93,574

Total assets	$270,954	$253,449

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,424	$10,343
Accrued salaries and benefits	23,055	4,616
Accrued liabilities	4,994	4,688
Contract billings in excess of earned revenue	8,037	4,898
Income taxes payable	660	3,294
Current portion of long-term debt	163	12,243
Current portion of long-term liabilities	1,984	1,018

Total current liabilities	46,317	41,100
Long-term debt	416	36,562
Long-term deferred tax liability	8,236	12,658
Other long-term liabilities	9,055	7,694
Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized, none outstanding	--	--
Common stock
$.001 par value, 75,000,000 shares authorized,
33,808,518 and 32,857,041 shares outstanding	34	33
Additional paid-in capital	109,425	90,980
Retained earnings	97,471	64,387
Accumulated other comprehensive income	--	35

Total stockholders' equity	206,930	155,435

Total liabilities and stockholders' equity	$270,954	$253,449

(1) Certain items have been reclassified to conform to current classifications.

AMERICAN HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)
	Twelve Months Ended August 31,
	2005	2004(1)

Cash flows from operating activities:
Net income	$33,084	$26,058
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	22,408	18,450
Amortization of deferred loan costs	488	768
Tax benefit of stock option exercises	11,672	10,013
Increase in accounts receivable, net	(6,485)	(7,174)
Decrease (increase) in other current assets	1,098	(899)
(Decrease) increase in accounts payable	(3,112)	5,733
Increase (decrease) in accrued salaries and benefits	18,439	(4,865)
Increase in other current liabilities	788	3,060
Deferred income taxes	(5,433)	(491)
Other	2,497	2,834
Decrease in other assets	633	356
Payments on other long-term liabilities	(872)	(371)

Net cash flows provided by operating activities	75,205	53,472

Cash flows from investing activities:
Acquisition of property and equipment	(16,161)	(25,013)
Purchases of investments	(2,000)	(6,000)
Proceeds on sale of investments	9,040	70
Business acquisitions, net of cash acquired	(1,120)	(60,223)

Net cash flows used in investing activities	(10,241)	(91,166)

Cash flows from financing activities:
Increase in restricted cash	(2,287)	(1,524)
Proceeds from issuance of long-term debt	48,000	60,000
Deferred loan costs	(730)	(2,315)
Payments of long-term debt	(96,226)	(12,424)
Exercise of stock options	4,599	4,258

Net cash flows (used in) provided by financing activities	(46,644)	47,995

Net increase in cash and cash equivalents	18,320	10,301
Cash and cash equivalents, beginning of period	45,147	34,846

Cash and cash equivalents, end of period	$63,467	$45,147

(1) Certain items have been reclassified to conform to current classifications.